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1995 AT&T EMPLOYEE STOCK PURCHASE PLAN



1.     Purposes

The 1995 AT&T Employee Stock Purchase Plan (the "Plan") provides Eligible Employees with an opportunity to purchase AT&T Common Stock through payroll deductions. The Plan is intended as an employment incentive and to encourage stock ownership in order to participate in the economic progress of the American Telephone and Telegraph Company during the term of the Plan. This Plan is not intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended.

2.     Definitions

2.1. "Administrator" means the Senior Vice President-Human Resources of the Company. The Senior Vice President-Human Resources may delegate any or all of the administrative functions under this Plan to such individuals, committees, or entities as he or she considers appropriate.

2.2. "AT&T Common Stock" means shares of common stock, par value $1.00, of the Company.

2.3.   "Board of Directors" means the Board of Directors of the Company.

2.4. "Company" means American Telephone and Telegraph Company, a New York corporation.

2.5. "Eligible Compensation" means an Eligible Employee's basic salary rate, lump sum merit awards, and incentive compensation payable from the Company or a Subsidiary, but shall not include overtime, shift differentials, or other premium pay, or awards under long and short term incentive plans for senior managers.

2.6. "Eligible Employees" means all persons who during an Offering are employees of the Company or a Subsidiary who are employed:

(a) in the United States and are participants in the AT&T Management Pension Plan, or

(b) outside the United States and are included in a group of employees designated by the Administrator as being eligible for participation in the Plan.

2.7. "Exercise Date" means the date or dates in each Plan Year as the Administrator shall determine.

2.8. "Offering" means the offering of shares of AT&T Common Stock to Eligible Employees pursuant to the Plan. Each Offering shall be for a limited period commencing on such date as the Administrator shall determine and ending on the next Exercise Date.

2.9. "Plan Year" means January 1, 1995 through December 31, 1995 and each subsequent calendar year that the Plan is in effect.

2.10.  "Plan" means this 1995 AT&T Employee Stock Purchase Plan.

2.11. "Subsidiary" means any corporation in which the Company directly or indirectly owns stock possessing 50% or more of the total combined voting power of all classes of stock.

2.12. Unless the context otherwise requires, any reference to a Section means the particular section of this Plan.

3.     Shares

The aggregate number of shares which may be purchased under the Plan shall not exceed 25,000,000, subject to adjustment in accordance with Section 12. Shares issued under the Plan may consist, in whole or part, of authorized and unissued shares or treasury shares.

4.     Offering; Purchase Price

Each Eligible Employee on an Exercise Date shall be entitled to purchase, in the manner and on the terms herein provided, shares of AT&T Common Stock at the purchase price set forth below, with amounts deducted from Eligible Compensation pursuant to Section 6.

The purchase price per share of AT&T Common Stock sold to Eligible Employees hereunder for any Offering shall be 85% of the average of the reported highest and lowest sale prices of shares of AT&T Common Stock on the New York Stock Exchange on each of the ten days immediately preceding the applicable Exercise Date. Anything herein to the contrary notwithstanding, the purchase price shall not be less than the par value of the AT&T Common Stock.

5.     Stock Purchase Agreements

Any Eligible Employee shall participate in an Offering by filing a Stock Purchase Agreement before an Exercise Date in accordance with rules and procedures established by the Administrator. Once an Eligible Employee has filed a Stock Purchase Agreement he or she shall participate in the Offering unless he or she is permitted to withdraw from the Offering in accordance with rules and procedures established by the Administrator.

6.     Payment for Shares

Payment for shares of AT&T Common Stock purchased hereunder shall be made by authorized payroll deductions from an Eligible Employee's Eligible Compensation. In his or her Stock Purchase Agreement, an Eligible Employee shall authorize a deduction of any full dollar amount or of an amount equal to any full percentage of his or her Eligible Compensation; provided, however, that the total deduction in any Plan Year shall not exceed 10% of the Eligible Employee's Eligible Compensation paid during that Plan Year.

7.     Purchase of Shares

On each Exercise Date, the Company shall use the amounts deducted from the Eligible Compensation of each Eligible Employee to purchase shares of AT&T Common Stock based on his or her Stock Purchase Agreement.

8.     Issuance of Shares; Stock Certificates

The shares of AT&T Common Stock purchased by an Eligible Employee on an Exercise Date shall be deemed, for all purposes, to have been issued and sold at the close of business on such Exercise Date. Prior to that time none of the rights or privileges of a stockholder shall exist with respect to such shares.

At the close of business on the Exercise Date, the Eligible Employee shall have all the rights and privileges of a stockholder with respect to the number of shares of AT&T Common Stock purchased by the Eligible Employee on such date. To the extent required by law, the Company shall cause to be issued and delivered, a certificate or its equivalent for the number of shares of AT&T Common Stock purchased by an Eligible Employee on such Exercise Date, which certificate or equivalent shall be registered in the manner designated in the Eligible Employee's Stock Purchasese Agreement.

9.     Procedure if Insufficient Shares Available

If on any Exercise Date the aggregate funds available for the purchase of shares of AT&T Common Stock pursuant to Section 7 would purchase a number of shares in excess of the number of shares then available for purchase under the Plan:

(a) the Administrator shall proportionately reduce the number of shares which would otherwise be purchased by each Eligible Employee on such Exercise Date in order to eliminate such excess,

(b) the Plan shall automatically terminate immediately after such Exercise Date, and

(c) any remaining amount previously deducted from each Eligible Employee's Eligible Compensation shall be refunded to each such Eligible Employee.

10.    Rights Not Transferable

Rights to purchase shares under the Plan are exercisable only by the Eligible Employee during his or her lifetime and are not transferable by him other than by will or the laws of descent and distribution. Any attempt by an Eligible Employee to transfer his or her rights to purchase shares under the Plan, other than by will, shall be of no effect.

11.    Administration of the Plan

Subject to the general control of, and superseding action by, the Board of Directors, the Administrator shall have full power to administer the Plan. The Administrator shall adopt rules and procedures not inconsistent with the provisions of the Plan for its administration, including procedures for the Company to satisfy any applicable tax withholding obligations. The Administrator shall adopt the form of Stock Purchase Agreement and of all notices. The Administrator's interpretation and construction of the Plan shall be final and conclusive.

12.    Recapitalization; Effect of Certain Transactions

The aggregate number of shares of AT&T Common Stock reserved for purchase, and the calculation of the purchase price per share, under the Plan shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of AT&T Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, effected without receipt of consideration by the Company.

If AT&T shall merge or consolidate, whether or not AT&T is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of AT&T or any shares issued in connection with such merger or consolidation in exchange for shares of stock of AT&T, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of AT&T shall cause the Plan and any Offering hereunder to terminate and the entire amount deducted pursuant to an Eligible Employee's Stock Purchase Agreement shall be refunded to each such Eligible Employee.

If the Company shall merge or consolidate with a corporation that is not an Affiliate of the Company, whether or not the Company is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of the Company or any shares issued in connection with such merger or consolidation in exchange for shares of stock of the Company, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of the Company shall cause the Plan and any Offering hereunder to terminate and the entire amount deducted pursuant to an Eligible Employee's Stock Purchase Agreement shall be refunded to each such Eligible Employee.

13.    Application of Funds

All funds received by the Company under the Plan may be used for any corporate purpose.

14.    Repurchase of Stock

AT&T shall not be required to repurchase from any Eligible Employee shares of AT&T Common Stock which such Eligible Employee acquires under the Plan.

15.    Notice

Any notice which an Eligible Employee files pursuant to the Plan shall be in the appropriate form and shall be delivered by hand or mailed, postage prepaid, in accordance with the Plan's administrative rules and procedures.

16.    Alternate Contribution Methods

Anything herein to the contrary notwithstanding, if authorized payroll deductions from an Eligible Employee's Eligible Compensation are not permitted by reason of the provisions of local law applicable to the Company or a Subsidiary, or are not practicable in the opinion of the Administrator, the Administrator may designate an appropriate alternative method pursuant to which affected Eligible Employees may make payment for shares of AT&T
Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6. Payments made hereunder shall be deemed to have been made pursuant to Section 6.

17.    Amendment of the Plan

The Board of Directors may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the stockholders of AT&T, no amendment may increase the number of shares reserved for purchase, or reduce the purchase price per share, under the Plan other than as provided in Section 12.

18.    Expiration and Termination of the Plan

The Board of Directors may terminate the Plan or any Offering hereunder at any time for any reason. Unless terminated earlier hereunder, the Plan shall continue in effect through December 31, 1999.

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1994 EMPLOYEE STOCK PURCHASE PLAN FOR AT&T GLOBAL INFORMATION SOLUTIONS
COMPANY

l.     Purpose

The 1994 Employee Stock Purchase Plan for AT&T Global Information Solutions Company provides Eligible Employees with an opportunity to purchase AT&T Common Stock through payroll deductions and is intended as an employment incentive and to encourage stock ownership in order to participate in the economic progress of AT&T Global Information Solutions Company and the American Telephone and Telegraph Company ("AT&T") during the term of the Plan.

2.     Definitions

       2.1 "Plan" shall mean this 1994 Employee Stock Purchase Plan for AT&T Global Information Solutions Company.

       2.2 "Company" shall mean AT&T Global Information Solutions Company, a Maryland corporation and a wholly-owned subsidiary of AT&T.

       2.3     "1992 Plan" shall mean the 1992 NCR Employee Stock Purchase
Plan.

       2.4 "Subsidiary" shall mean any corporation in which the Company, directly or indirectly, owns stock possessing 50% or more of the total combined voting power of all classes of stock.

       2.5 "Designated Subsidiary" shall mean a Subsidiary which shall have been designated by the Chairman, Chief Executive Officer, President or Secretary of the Company to participate in the Plan and shall include all Subsidiaries heretofore designated under the 1992 Plan; provided, that any such designation may be revoked in like manner at any time.

       2.6     "Code" shall mean the Internal Revenue Code of 1986, as amended.

       2.7 "Employees" shall mean all persons employed by the Company or a Subsidiary, excluding those persons whose customary employment is 20 hours or less per week and/or whose customary employment is for five months or less in any calendar year.

       2.8 "Eligible Employees" shall mean only those persons who on an Offering Date:

       i.      are Employees of the Company or a Designated Subsidiary,
       ii.     have at least six months of Continuous Service, and
       iii. are not deemed for purposes of Section 423 (b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary or the parent of the Company, if any.

       2.9 "AT&T Common Stock" shall mean shares of common stock, par value $1.00, of American Telephone and Telegraph Company.

       2.10 "Participant" shall mean an Eligible Employee who elects to participate in the Plan.

       2.11 "Plan Year" shall mean (i) the fiscal year beginning August l, 1994 and ending July 31, 1995, and (ii) each succeeding fiscal year ending July 31 during the period from August 1, 1995 through July 31, 1999, and
(iii) beginning on August 1, 1999, the period from August 1, 1999 through December 31, 1999.

       2.12    "Offering Date" shall mean August 1 and February 1 of each Plan
Year.

       2.13 "Offering" shall mean the offering of shares of AT&T Common Stock to Eligible Employees pursuant to the Plan that occurs on each Offering Date.


       2.14 "Exercise Date" shall mean, with respect to each Plan Year other than the Plan Year beginning on August 1, 1999, January 31 and July 31 of that Plan Year, and with respect to the Plan Year beginning on August 1, 1999, shall mean December 31, 1999.

       2.15 "Purchase Period" shall mean the period from an Offering Date to the next succeeding Exercise Date.

       2.16 "Board of Directors" shall mean the Board of Directors of the Company.

       2.17 "Compensation" shall mean the total amount received by a Participant from the Company or a Subsidiary as salary, wages, bonus or other remuneration including (i) overseas premium pay, (ii) appropriate commission or other earnings by sales personnel, (iii) overtime pay, (iv) payments for cost-of-living increases, and (v) sick pay, but excluding contributions of the Company or a Subsidiary to an employee benefit plan thereof.

       2.18 "Continuous Service" shall mean the length of time an Employee has been in the continuous employ of the Company and/or a Subsidiary and/or an Affiliate as determined by the continuity of service rules of the Company and/or a Subsidiary or, if no such rules exist, as determined by the Secretary.

       2.19 "Payroll Department" shall mean the department of the Company or a Subsidiary from which a Participant's Compensation is disbursed.

       2.20 "Secretary" shall mean the person holding the office of Secretary of the Company.

       2.21 "Highest Remaining Balance" for any Offering shall mean the highest unrefunded balance lower than the Purchase Price for such Offering that remains in any Participant's Stock Purchase Account upon the expiration of the Purchase Period for such Offering.

       2.22 "Affiliate" means any person that directly, or through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.

       2.23 The masculine gender includes the feminine, the singular includes the plural and the plural includes the singular unless the context otherwise requires.

3.     Shares

The aggregate number of shares of AT&T Common Stock which may be purchased under the Plan shall not exceed ten million (10,000,000), subject to adjustment in accordance with Section 20 hereof. Shares issued under the Plan may consist, in whole or part, of authorized and unissued shares or treasury shares.

4.     Offering

       Each Eligible Employee on an Offering Date shall be entitled to purchase, in the manner and on the terms herein provided, whole shares of AT&T Common Stock at the Purchase Price set forth in Section 8 hereof with amounts withheld or paid pursuant to Sections 6 and 12 hereof during the Purchase Period commencing on such Offering Date. Anything herein to the contrary notwithstanding, if any person entitled to purchase shares pursuant to any Offering hereunder would be deemed, for the purposes of Section 423
(b) (3) of the Code, to own stock (including any number of shares which such person would be entitled to purchase hereunder and under any other similar plan or stock option plan of the Company, the parent of the Company or any Subsidiary) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the parent of the Company or a Subsidiary, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock of the Company, the parent of the Company or a Subsidiary which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5% and any balance remaining in such person's Stock Purchase Account shall be refunded.

5.     Entry Into the Plan; Stock Purchase Agreements

Any Eligible Employee may become a Participant in the Plan by filing a Stock Purchase Agreement prior to the Offering Date on which an Offering commences; provided that, an Eligible Employee who is such an employee on August l, 1994 and who was a Participant in the 1992 Plan on July 31, 1994 shall not be required to file a Stock Purchase Agreement for the Offering commencing on August l, 1994 or for any succeeding Offering until such Participant withdraws from the Plan pursuant to Section 13 or Section 14 hereof. Once an Eligible Employee has filed a Stock Purchase Agreement and becomes a Participant in the Plan, he shall remain a Participant until he withdraws from the Plan in accordance with Section 13 hereof, and he shall not be required to file a Stock Purchase Agreement for any succeeding Offering until he withdraws from the Plan. A Participant of any Offering that is terminated in accordance with Section 20 hereof shall continue to be a Participant in any subsequent Offering unless he withdraws from the Plan.

6.     Payment for Shares; Payroll Deductions

Payment for shares of AT&T Common Stock purchased hereunder shall be made by authorized payroll deductions from a Participant's Compensation pursuant to this Section or by supplemental payments pursuant to Section 12 hereof.

In his Stock Purchase Agreement, a Participant shall authorize a deduction from each payment of Compensation during a Purchase Period of any full dollar amount or of any amount equal to any full percentage of such payment; provided, however, that the minimum deduction shall be $2 per week or $9 per month, as appropriate, and the maximum deduction shall be 10% of any payment of Compensation. A Participant may not change the amount of such deductions during a Purchase Period, but may change the amount to be deducted for any subsequent Offering by filing notice thereof prior to the Offering Date on which such subsequent Offering commences.

7.     Stock Purchase Accounts

A Stock Purchase Account shall be established and maintained in the name of each Participant. Amounts deducted from a Participant's Compensation pursuant to Section 6 hereof and supplemental payments made pursuant to
Section 12 hereof shall be credited to such Participant's Stock Purchase Account. No interest shall accrue or be payable to any Participant with respect to any amounts credited to such Stock Purchase Account.

8.     Purchase Price

The Purchase Price per share of the shares of AT&T Common Stock sold to Participants hereunder for any Offering shall be 85% of the average of the reported highest and lowest sale prices of shares of AT&T Common Stock on the New York Stock Exchange on the applicable Exercise Date. Should no sale of AT&T Common Stock occur on any Exercise Date, then the Purchase Price shall be determined on the basis of the sales of AT&T Common Stock on the next preceding day on which such sales were made. Anything herein to the contrary notwithstanding, the Purchase Price per share shall not be less than the par value of a share of AT&T Common Stock.

9.     Purchase of Shares; Limitation on Right to Purchase

If, as of any Exercise Date, there is credited to the Stock Purchase Account of a Participant an amount at least equal to the Purchase Price per share of AT&T Common Stock as of the Exercise Date, as determined in Section 8 hereof, the Participant shall buy, and the Company shall sell at such Purchase Price, in United States dollars, the largest number of whole shares of AT&T Common Stock which can be purchased with the amount credited to such Participant's Stock Purchase Account.

Anything herein to the contrary notwithstanding, (i) a Participant may not purchase more than 1,150 shares of AT&T Common Stock in any Offering hereunder and (ii) if at any time when any person is entitled to complete the purchase of any shares pursuant to the Plan, taking into account such person's rights, if any, to purchase stock under all other employee stock purchase plans of the Company, its parent and of any Subsidiaries, the result would be that during the then current calendar year such person would have first become entitled to purchase under the Plan and all such other plans a number of shares of stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced by the number which is one more than the number of shares which represents the excess, and any balance remaining in such person s Stock Purchase Account shall be refunded.

10.    Expiration of Offering

       As of each Exercise Date the amount credited to the Stock Purchase Account of each Participant in the applicable Offering shall be charged with the aggregate Purchase Price of the shares of AT&T Common Stock purchased by the Participant on such Exercise Date. With respect to each Exercise Date, the remaining balance credited to his Stock Purchase Account on such Exercise Date shall be refunded to each Participant if he files notice of his election for refund prior to such Exercise Date. If no such notice is filed by a Participant and if he has not withdrawn from the Plan in accordance with Section l3 hereof, any remaining balance credited to his Stock Purchase Account shall be credited to his Stock Purchase Account for the next succeeding Offering hereunder (other than the Offering beginning on August l, 1994); provided, however, that if the amount of any Participant's remaining balance should exceed the Highest Remaining Balance applicable to the Offering for such Exercise Date, any such excess shall be refunded to such Participant.

 11.   Issuance of Shares; Stock Certificates

The shares of AT&T Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder shall exist with respect to such shares.

As soon as practicable after such Exercise Date, the Company shall cause to be issued and delivered, a certificate for the number of shares of AT&T Common Stock purchased by a Participant on such Exercise Date, which certificate shall be registered in the manner designated in the Participant's Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof. The Secretary shall have sole discretion to adopt rules governing the registration of certificates for shares purchased hereunder, and may restrict the types of designations permitted under a Participant's Stock Purchase Agreement.

l2.    Supplemental Payments

For any Offering under the Plan (except the Offering beginning on August l, 1994), a Participant may make a supplemental payment to the Stock Purchase Account in an amount equal to the Highest Remaining Balance applicable to the next preceding Offering under the Plan, reduced by the amount, if any, remaining in his Stock Purchase Account upon the expiration of the next preceding Offering, provided, however, that a Participant in any Offering may not make a supplemental payment if such Participant elected to have the remaining balance credited to his Stock Purchase Account for the next preceding Offering refunded to him in accordance with Section l0 hereof.
A Participant's supplemental payment for any Offering must be received by the Company or a Designated Subsidiary within 30 days after the date of the statement issued by the Company setting forth the amount of the supplemental payment.

13.    Withdrawal

       A Participant may withdraw from the Plan at any time by filing notice of withdrawal. Upon a Participant's withdrawal, the entire amount credited to his Stock Purchase Account shall be refunded to him. Any Participant who withdraws from the Plan may again become a Participant hereunder in accordance with Section 5 hereof.

14.    Termination of Continuous Service; Other Involuntary Withdrawal

In the event of termination of a Participant's Continuous Service for any reason, the entire amount credited to his Stock Purchase Account as of the effective date of any such occurrence shall be used to purchase shares of AT&T Common Stock pursuant to Section 9 hereof as of the next succeeding Exercise Date and any remaining balance credited to his Stock Purchase Account shall be refunded to him; provided, however, that if a Participant's Continuous Service is terminated for any reason at least three months prior to the next succeeding Exercise Date or if the Designated Subsidiary status of the Subsidiary by which he is employed is revoked at any time, the entire amount credited to his Stock Purchase Account shall be refunded to him.

15.    Procedure if Insufficient Shares Available

In the event that on any Exercise Date the aggregate funds available for the purchase of shares of AT&T Common Stock pursuant to Section 9 hereof would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the Secretary shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, the Plan shall automatically terminate immediately after such Exercise Date and any remaining balance credited to the Stock Purchase Account of each Participant shall be refunded to each such Participant.

l6.    Rights not Transferable

Rights to purchase shares under the Plan are exercisable only by the Participant during his lifetime and are not transferable by him other than by will or the laws of descent and distribution. If a Participant attempts to transfer his rights to purchase shares under the Plan other than by will, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 13 hereof shall apply with respect to such Participant.

17.    Administration of the Plan

       Subject to the general control of, and superseding action by, the Board of Directors, the Secretary shall have full power to administer the Plan. He shall adopt rules not inconsistent with the provisions of the Plan for its administration. He shall adopt the form of Stock Purchase Agreement, all notices required hereunder, and any restrictions on the registration of certificates for shares purchased hereunder. His interpretation and construction of the Plan and Rules shall, subject as aforesaid, be final and conclusive.

18.    Amendment of the Plan

The Board of Directors, with the approval of the Senior Vice President, Human Resources of AT&T, may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the stockholders of AT&T, no amendment may (i) increase the number of shares reserved for purchase under the Plan other than as provided in Section l9 hereof or (ii) reduce the Purchase Price per share as defined in Section 8 hereof.

19.    Recapitalization; Effect of Certain Transactions


The aggregate number of shares of AT&T Common Stock reserved for purchase under the Plan as provided in Section 3 hereof, the maximum number of shares which a Participant may purchase in any Offering as provided in Section 9 hereof, and the calculation of the Purchase Price per share as provided in
Section 8 hereof shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of AT&T Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, effected without receipt of consideration by the Company. If AT&T shall merge or consolidate, whether or not AT&T is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of AT&T or any shares issued in connection with such merger or consolidation in exchange for shares of stock of AT&T, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of AT&T shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant thereunder shall be paid to each such Participant.

       If the Company shall merge or consolidate with a corporation that is not an Affiliate of the Company, whether or not the Company is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of the Company or any shares issued in connection with such merger or consolidation in exchange for shares of stock of the Company, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of the Company shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant thereunder shall be paid to each such Participant.

20.    Expiration and Termination of the Plan

The Plan shall continue in effect through December 3l, 1999 unless terminated prior thereto pursuant to Section 15 or 19 hereof, or pursuant to the next succeeding sentence. The Board of Directors shall have the right to terminate the Plan or any Offering hereunder at any time. In the event of the expiration of the Plan or its termination or the termination of any Offering pursuant to the immediately preceding sentence, the entire amount credited to the Stock Purchase Account of each Participant hereunder shall be refunded to each such Participant.

21.    Application of Funds

All funds received by the Company under the Plan may be used for any corporate purpose.

22.    Notice

Any notice which a Participant files pursuant to the Plan shall be in the appropriate form and shall be delivered by hand or mailed, postage prepaid, to such Participant's Payroll Department.

23.    Repurchase of Stock

Neither the Company nor AT&T shall be required to repurchase from any Participant shares of AT&T Common Stock which such Participant acquires under the Plan.

24.    Alternate Contribution Methods

Anything herein to the contrary notwithstanding, in the event authorized payroll deductions form a Participant's Compensation are not permitted by reason of the provisions of local law applicable to the Company or a Designated Subsidiary, or are not practicable in the opinion of the Secretary, then consistent with the requirements of Code section 423, the appropriate alternative method pursuant to which affected
Participants may make payment for shares of AT&T Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6 hereof shall be designated by the Secretary. Payments made hereunder shall be deemed to have been made pursuant to Section 6 hereof.

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AT&T SHORT TERM INCENTIVE PLAN

       1. PURPOSE. The purpose of the AT&T Short Term Incentive Plan (the "Plan") is to provide Senior Managers of American Telephone and Telegraph Company (the "Company") and its Affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Affiliates to attract individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

       2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

       (a) "Affiliate" shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

       (b) "Award" shall mean a cash payment.

       (c) "Board" shall mean the Company Board of Directors.

       (d) "Calendar Year" shall mean the year, following the Performance Year, in which the Award is made.

       (e) "Change in Control" shall be deemed to have occurred if (a) there shall have been a change in the composition of the Board such that at any time a majority of the Board shall have been members of the Board for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the period was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period (but in no event by fewer than three such direc-tors); or (b) any Person acquiring 30% or more of the outstanding common shares of the Company.

       (f) "Committee" shall mean the Compensation Committee of

the Board.

       (g) "Covered Employees" shall mean a Participant who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code with respect to any Performance Year.

       (h) "Outside Directors" shall mean those members of the Committee who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

       (i) "Participant" shall mean each and every Senior Manager of the Company and its Affiliates other than those Senior Managers who are determined by the Committee, or such person or committee empowered by the Committee, to be ineligible to participate in the Plan.

       (j) "Performance Year" shall mean the year in which the award was earned.

       (k) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

       (l) "Senior Manager" shall mean any manager of the Company or any Affiliate holding a position above "E" level or any future salary grade level that is the equivalent thereof.

       (m) "Target Award" shall mean an Award level that will be paid if certain performance criteria are achieved in the Performance Year.

3. AWARDS-GENERAL. Awards will be made in each Calendar Year with respect to a Performance Year. Awards shall be paid as soon as practicable after the Performance Year, except to the extent that a Participant has made an election to defer the receipt of such Award pursuant to the AT&T Senior Management Incentive Award Deferral Plan.

       The Committee shall approve a Target Award for each structure rate of management eligible for Awards under the Plan prior to each Performance Year for which it intends to make Awards. For each Performance Year the Committee shall also establish performance criteria as described in A and B below to be applicable to Awards for such Performance Year (and future Performance Years, as the case may be).

       Performance criteria are:

       A. Financial performance criteria of the Company and its Affiliates (in each case, prepared on the same basis as the financial statements published for financial reporting purposes except as adjusted pursuant to
Section 6 hereof); and

       B. Other performance criteria of the Company and its Affiliates.

       Except as provided in Section 4 (relating to Awards to "Covered Employees"), Awards for any Performance Year will be determined by the Committee, or such person or committee empowered by the Committee, based upon the level of achievement during such Performance Year of the criteria referred to in A or B above and on individual merit of each Participant.
The Target Awards shall serve only as a guideline in making Awards under the Plan. Depending upon individual performance, in the case of each Participant, an Award may be more or less (including no Award) than such Target Award.

       4. AWARD LIMITATIONS TO "COVERED EMPLOYEES". Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to any Participant who is a "covered employee" under Section 2(g) (i.e., the CEO and the four most highly compensated officers of the Company, other than the CEO), as of the end of a Performance Year:

       (a) The total of all Awards payable to all such Participants who are "covered employees" shall not exceed 0.4% of the "Net Cash Provided by Operating Activities," as publicly disclosed in the Company's consolidated financial statements for such Performance Year, and the Award to each Participant with respect to such Performance Year shall not exceed such amount divided by the number of Participants who are "covered employees" with respect to such Performance Year. Prior to the payment at any award to a "covered employee" with respect to a Performance Year, those Compensation Committee members who are "outside directors" under Section 2(h) shall certify the maximum amounts under this Section 4(a) with respect to such Performance Year.

       (b) The actual Award to any Participant under Section 4 will be determined by those Compensation Committee members who are "outside directors" (within the meaning of Section 162(m) of the Code), in their sole discretion, based on individual merit and the attainment of financial and other performance criteria of the Company, established by the Compensation Committee along with any adjustments as adjusted pursuant to Section 6 hereof. The award to any Participant may be less than (including no award), but never more than, the amount determined under Section 4(a) above.

       5. ELIGIBILITY. (a) Persons employed by the Company or any of its Affiliates during a Performance Year in active service at a Senior Manager level are eligible to be Participants under the Plan for such Performance Year (whether or not so employed or living at the date an Award is made); provided that, except in the case of a manager promoted to Senior Manager, the manager has at least three months of active service at such level during the Performance Year with the Company or any Affiliate (excluding any time the manager was absent on account of disability and receiving any Sickness or Accident Disability Benefits ("Disability Benefits") under the Company or any employing Affiliate's Sickness or Accident Disability Benefit Plan). A Senior Manager is not rendered ineligible to be a Participant by reason of being a member of the Board.

       (b) The Target Award applicable to a Participant under the Plan for a Performance Year shall be prorated over the Performance Year or the Participant shall be ineligible for an Award, as follows:


(1)    entrance to or exit from             - prorate from date of
       a level of Senior Manager              entrance or exit to
       after the beginning of the             the nearest half
       Performance Year, including            month
       exit due to death, retirement,
       resignation, or leave of absence


(2)    changes in designated                - prorate according
       structure rate                         to time of active
                                              service at each
                                              structure rate to the
                                              nearest half month

(3)    receipt of Disability                - prorate to the day
       Benefits for more than                 based on time of
       three months in a                      service while not
       Performance Year under the             receiving Disability
       plan of the Company or any             Benefits
       Affiliate

(4)    receipt of Disability                - no reduction in
       Benefits for three months              applicable Target
       or less in a Performance               Award
       Year under the plan of the
       Company or any Affiliate

(5)    dismissal during or after            - no award
       a Performance Year by the
       Company or any Affiliate


       6. ADJUSTMENTS. (a) In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee may make adjustments in the performance criteria established by it for any Performance Year under Section 3 whether before or after the end of the Performance Year to the extent it deems appropriate in its sole discretion, which shall be conclusive and binding upon all parties concerned, to compensate for or reflect any extraordinary changes which may have occurred during the Performance Year which significantly alter the basis upon which such performance criteria were determined. Such changes may include without limitation changes in accounting practices, tax, regulatory or other laws or regulations, or economic changes not in the ordinary course of business cycles. The Company also reserves the right to adjust Target Awards to insulate them from the effects of unanticipated, extraordinary, major business developments, e.g., unusual events such as a special asset writedown, sale of a division, etc. The determination of financial performance achieved for any Performance Year may, but need not be, adjusted by the Committee to reflect such extraordinary, major business developments. Any such determination shall not be affected by subsequent adjustments or restatements.

       (b) In the event of any change in outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Committee shall make such adjustments, if any, that it deems appropriate in the performance criteria established by it under
Section 3 for any Performance Year not then completed; any and all such adjustments to be conclusive and binding upon all parties concerned.

       (c) In order to maintain the Participants' rights in the event of any Change in Control of the Company the Committee as constituted before such Change in Control may, in its sole discretion, as to any Award, either at the time a Target Award is determined hereunder or any time thereafter, take any one of the following actions: (i) provide for the acceleration of any time periods relating to the realization of any Award so that such Award may be realized in full on or before a date fixed by the Committee; (ii) make such adjustment to any Target Award then outstanding as the Committee deems appropriate to reflect such Change in Control; (iii) cause the Company's obligation with respect to such Target Award and any other obligations hereunder to be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such Change in Control.

       7. OTHER CONDITIONS. (a) No person shall have any claim to an Award under the Plan and there is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

       (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any Affiliate.

       (c) The Company or any Affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

       (d) Awards under the Plan will be included in the base for determining pensions, retirement and death related benefits under the following plans:

               - AT&T Non-Qualified Pension Plan
               - AT&T Mid-Career Pension Plan
               - AT&T Senior Management Long Term Disability
                 and Survivor Protection Plan

       (e) In the event an Award under the Plan is deferred under the AT&T Senior Management Incentive Award Deferral Plan, it will be reflected in the calculations of the above benefit plans as if it had been paid as scheduled and not deferred.

       8. DESIGNATION OF BENEFICIARIES. A Participant may designate a beneficiary or beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant's death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for this purpose and shall be signed by the Participant and delivered to the Company or Affiliate employing the Participant prior to the Participant's death. In case of the Participant's death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or it's employing Affiliate shall have no further liability to anyone with respect to such amount.

       9. PLAN ADMINISTRATION. (a) The Committee shall have full power to administer and interpret the Plan and to establish rules for its administration subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board. In making any determinations under or referred to in the Plan the Committee shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates and of counsel, public accountants and other professional or expert persons.

       (b) The Plan shall be governed by the laws of the State of New York and applicable Federal law.

       10. MODIFICATION OR TERMINATION OF PLAN. The Board may modify or terminate the Plan at any time, effective at such date as the Board may determine. The Senior Vice President - Human Resources of the Company (or any successor to that officer's responsibilities) with the concurrence of the General Counsel, or the Vice President-Law for Corporate Matters, of the Company (or any successor to either of such officer's responsibilities), shall be authorized to make minor or administrative changes in the Plan or changes required by or made desirable by government regulation. A modification may affect present and future Participants.